UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 000-33119

(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
             [ ] Form N-SAR  [ ] Form N-CSR

             For Period Ended:  December 31, 2004
             [ ]  Transition Report on Form 10-K
             [ ]  Transition Report on Form 20-F
             [ ]  Transition Report on Form 11-K
             [ ]  Transition Report on Form 10-Q
             [ ]  Transition Report on Form N-SAR
             For the Transition Period Ended: ________________________

Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

YI WAN GROUP, INC.
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Full name of registrant:

N/A
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Former name if applicable:

101 E. 52 Street, 9th Floor
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Address of principal executive office (Street and number):

New York, New York 10022
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City, state and zip code


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PART II -- RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    |     (a)  The reasons  described in  reasonable  detail in Part III of this
    |          form  could  not be  eliminated  without  unreasonable  effort or
    |          expense;
    |     (b)  The subject annual report,  semi-annual report, transition report
    |          on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion  thereof,
    |          will be filed on or before the  fifteenth  calendar day following
[X] |          the  prescribed  due date;  or the  subject  quarterly  report or
    |          transition  report on Form 10-Q, or portion thereof will be filed
    |          on or before the fifth  calendar day following the prescribed due
    |          date; and
    |     (c)  The  accountant's  statement  or other  exhibit  required by Rule
    |          12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company has experienced a delay in completing the information necessary for inclusion in its December 31, 2004 Form 10-K Annual Report. The Company expects to file the Form 10-K within the allotted extension period.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Kevin K. Leung, Esq.       (310)            208-1182
           --------------------    -----------    ------------------
                 (Name)            (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No


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

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               YI WAN GROUP, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 31, 2005                   By: /s/ Cheng Wan Ming
                                           -------------------------------------
                                           Cheng Wan Ming
                                           President and Chief Executive Officer


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